Exhibit 99

Texas Instruments completes acquisition of National Semiconductor

National becomes part of TI’s Analog business and expands company’s ability to deliver more products, expertise and support for customers

SANTA CLARA, Calif. (Sept. 23, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced the acquisition of National Semiconductor (NYSE: NSM) is complete.

“National is now a strategic part of TI’s Analog growth engine. Together, we’re focused on accelerating semiconductor innovation to improve performance and power efficiency for our customers’ electronic systems,” said Rich Templeton, TI’s chairman, president and chief executive officer.

More than 5,000 National employees will immediately become part of TI.  The two companies will begin the work to integrate National as a unit of TI’s Analog business, which will have a combined portfolio of nearly 45,000 analog products, strong customer design tools, and a sales force that is 10 times larger than National’s previous footprint.

“The closing of this transaction allows TI to expand its market presence with more leading-edge analog products, greater manufacturing capacity, and the largest sales and applications team in the industry.  Together, we will serve more customers in more markets,” Templeton said.

The transaction, announced on April 4, 2011, cleared all required regulatory reviews and was approved by National’s shareholders. TI will include National’s contribution to financial performance in the company’s third-quarter earnings announcement on October 24.

With today’s close, TI’s Analog semiconductor business now represents more than 50 percent of the company’s revenue.

TI will continue to operate National’s manufacturing sites, located in Maine, Scotland and Malaysia, as well as business headquarters in Santa Clara and sales/design support around the world.

For more information, see www.ti.com/deliveringmoretogether.

About TI

Texas Instruments semiconductor innovations help 80,000 customers unlock the possibilities of the world as it could be – smarter, safer, greener, healthier and more fun.  Our commitment to building a better future is ingrained in everything we do – from the responsible manufacturing of our semiconductors, to caring for our employees, to giving back inside our communities.  This is just the beginning of our story.  Learn more at www.ti.com.

Forward-Looking Statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as “TI will” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions, or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, including: the ability of TI to successfully integrate National’s operations, product lines and technology and realize additional opportunities for growth; the ability of TI to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in TI’s or National’s most recent Annual Report on Form 10-K and other SEC filings of the companies that could cause actual results to differ materially from the forward-looking statements.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.